UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2008

Xethanol Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32918	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

3348 Peachtree Road NE Suite 250, Tower Place 200 Atlanta, Georgia	30326
(Address of Principal Executive Offices)	(Zip Code)

(404) 814-2500
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2008, the compensation committee of the board of directors of Xethanol Corporation, the registrant, approved an increase in annual salary for Mr. David Ames, our President and Chief Executive Officer, from $1 to $350,000 and awarded a $150,000 cash bonus for his past service, effective October 1, 2008.

On October 9, 2008, in accordance with our policy of providing performance incentives to align the interests of management with those of our stockholders, the compensation committee of our board of directors granted to our executive officers - Mr. Ames, Mr. Romilos Papadopoulos and Mr. Michael Ellis - and other key members of management shares of restricted stock and non-qualified stock options under our 2005 Incentive Compensation Plan (the “Plan”). In connection with the grants of shares of restricted stock and stock options under the Plan, we entered into a restricted stock agreement and a stock option agreement with each of the recipients. The committee granted to our executive officers a total of 305,000 shares of restricted stock and options to purchase a total of 555,000 shares at a purchase price per share equal to the closing price of the common stock on the American Stock Exchange on the date of grant (which was $0.19 per share), as detailed in the following table. Under the terms of the respective agreements, the restricted stock and the stock options have a 7-year term and will vest or expire or be forfeited at earlier dates based on the performance of our stock price as explained in more detail below.

Name	Title	Restricted Stock	Options	Totals
David Ames	Chief Executive Officer and President	130,000	240,000	370,000
Romilos Papadopoulos	Chief Financial Officer, Chief Operating Officer, Executive Vice President and Secretary	95,000	175,000	270,000
Michael Ellis	President of our operating division, Global Energy Systems, Inc.	80,000	140,000	220,000
Totals		305,000	555,000	860,000

Under the terms of the respective agreements, all unvested shares of the restricted stock will be forfeited immediately if the recipient’s employment is terminated for any reason, and all unexercised stock options will be terminated immediately if the recipient’s employment is terminated for “Cause,” as that term is defined in the Plan. If the recipient’s employment is terminated for any other reason (including retirement and disability), all vested but unexercised stock options will expire 90 days after the termination or longer, as described in the option agreement. In addition, each restricted stock and stock option award will vest as to the number of shares specified below upon satisfaction of the vesting conditions, subject to earlier forfeiture or termination as described below:

•
One-half of the restricted stock and the stock option shall vest if the closing price of our common stock as reported on the American Stock Exchange equals or exceeds $1.50 per share for ten consecutive trading days (the “Initial Threshold Price”) on or before October 9, 2011; provided that if the Initial Threshold Price is not achieved on or before the October 9, 2011, all of the restricted stock and the stock option shall be forfeited and terminated.

•
If and only if the Initial Threshold Price is achieved on or before October 9, 2011, an additional one-fourth of the restricted stock and the stock option shall vest if the closing price of our common stock as reported on the American Stock Exchange equals or exceeds $2.00 per share for ten consecutive trading days on or before October 9, 2015.

•
If and only if the Initial Threshold Price is achieved on or before October 9, 2011, an additional one-fourth of the restricted stock and the stock option shall vest if the closing price of our common stock as reported on the American Stock Exchange equals or exceeds $2.50 per share for ten consecutive trading days on or before October 9, 2015.

The foregoing description of the material terms of the grants of the stock options and shares of the restricted stock does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Stock Option Agreement and the form of Restricted Stock Agreement, which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated into this Item 5.02 by this reference.

Item 8.01 Other Events.

On October 6, 2008, we announced that the United States District Court for the Southern District of New York approved the settlement agreement we negotiated with a class of plaintiff shareholders who had sued the company on October 24, 2006. The Final Approval Order also dismisses the action, which is now concluded.

The settlement agreement was reached on November 28, 2007 during a mediation overseen by a retired United States District Court Judge in West Palm Beach, Florida, and attended by counsel for plaintiffs, counsel for the company and the individual defendants and counsel for the company’s insurance carriers.

David Ames, President and CEO of Xethanol stated, “We are very pleased that the court has approved the settlement and that this matter is now behind us.”

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following is the index of exhibits furnished in accordance with Item 601 of Regulation S-K, filed as part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1
Form of Stock Option Agreement. (Each of the following executive officers executed the identical form of Stock Option Agreement with the applicable number of shares specified above: David R. Ames, Romilos Papadopoulos and Michael Ellis.)

10.2
Form of Restricted Stock Agreement. (Each of the following executive officers executed the identical form of Restricted Stock Agreement with the applicable number of shares specified above: David R. Ames, Romilos Papadopoulos and Michael Ellis.)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: October 14, 2008	By:	/s/ David R. Ames
David R. Ames
Chief Executive Officer and President